EXHIBIT 99.1

Press Release www.shire.com

Shire's OPUS-3 Phase 3 Trial with Lifitegrast Meets Primary and Key Secondary Endpoints, Significantly Reducing Patient-Reported Symptoms for Dry Eye Disease

Data to support lifitegrast FDA resubmission in Q1 2016; plans on track for potential 2016 launch

•	The topline data showed OPUS-3, a phase 3 trial, met primary endpoint, demonstrating significant improvement in patient-reported symptoms from baseline to day 84 in patients receiving lifitegrast versus placebo (p=0.0007)

•	Key secondary endpoints also met, showing symptom improvement from baseline to days 14 and 42 versus placebo (p<0.0001); benefit demonstrated as early as two weeks

•	Additional analyses and data to be presented at major medical meeting in 2016

Lexington, Mass. October 27, 2015 –– Shire plc (LSE: SHP, NASDAQ: SHPG) today announced positive topline results from OPUS-3, a phase 3 efficacy and safety study of lifitegrast versus placebo. These data showed OPUS-3 met the primary endpoint of significantly improving patient-reported symptoms of dry eye disease from baseline to day 84 (p=0.0007). Additionally, OPUS-3 met the secondary endpoints of symptom improvement from baseline to days 14 and 42 (p<0.0001 for both endpoints). Shire plans to use these data as part of the resubmission of the New Drug Application (NDA) for lifitegrast for the treatment of signs and symptoms for dry eye disease in the first quarter of 2016.

“The results from OPUS-3, where lifitegrast demonstrated symptom improvement as early as two weeks, provide compelling efficacy data that contribute to the totality of evidence from the lifitegrast clinical development program, now the largest for an investigational stage compound in dry eye disease with more than 2,500 patients,” said Philip J. Vickers, Ph.D., Head of Research & Development, Shire. “We believe the data from OPUS-3 will satisfy the FDA’s request for an additional clinical study. We welcome the opportunity to share these positive data with the regulatory authorities.”

Flemming Ornskov, M.D., CEO, Shire said, “We’re delighted with the positive topline findings from OPUS-3 and look forward to resubmitting to FDA the New Drug Application for lifitegrast for the treatment of signs and symptoms for dry eye disease in the first quarter of 2016. If approved by the FDA, this keeps us on track for a potential U.S. launch next year. We also are planning to use these data, in conjunction with the existing comprehensive clinical data set, for regulatory filings for lifitegrast in other markets outside of the U.S. We entered the ophthalmics space because we saw tremendous opportunity to address unmet needs in eye care. With these highly statistically significant results, we’re increasingly confident about the potential of lifitegrast and the overall progress we’re making in growing Shire’s presence in ophthalmics.”

OPUS-3 compared lifitegrast to placebo administered twice daily for 84 days (12 weeks) in patients with dry eye, a recent history of artificial tear use within 30 days of study entry and an eye dryness score (EDS) ≥40. Lifitegrast met the single primary endpoint for patient-reported symptoms of eye dryness (mean change in Eye Dryness Score from baseline to week 12) (treatment difference of 7.16 [95% CI], 3.04, 11.28; p=0.0007). In OPUS-3, lifitegrast met the secondary endpoints of symptom improvement at Days 14 and 42 (treatment difference (95% CI) 7.85(4.33, 11.37) and 9.32 (5.44, 13.20) respectively, (p<0.0001)).

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OPUS-3 topline results replicated the co-primary symptom endpoint of OPUS-2, a phase 3 efficacy and safety study (p<0.0001). OPUS-2 did not meet the co-primary endpoint for the sign of inferior corneal staining score, (p=0.6186).

More than 29 million adults in the U.S. live with symptoms of dry eye disease, which typically include eye dryness, overall eye discomfort, stinging, burning, a gritty feeling, and may include episodes of blurred vision. This multifactorial disease of the tears and ocular surface is associated with inflammation that may eventually lead to damage to the surface of the eye. Dry eye may be exacerbated by issues such as reduced blink rate caused by computer use and environmental factors such as low humidity, wind, and sunlight.

“Symptoms of dry eye disease are an enormously common problem – it’s the No. 1 reason patients visit my office,” said Edward Holland, M.D., OPUS-3 Principal Investigator and Professor of Ophthalmology, University of Cincinnati and Director, Cornea Service, Cincinnati Eye Institute. “With OPUS-3, Shire has done something that has never been done before in a phase 3 clinical program in terms of demonstrating replicative symptom improvement. The symptom improvement seen as early as two weeks also is impressive. OPUS-3 was an extremely well-run, highly powered clinical trial and the patient enrollment size for the entire lifitegrast clinical program has been rarely seen for ocular surface conditions. I’m excited about these positive data for lifitegrast and the potential for a new treatment option for patients for dry eye disease.”

OPUS-3 also evaluated the safety and tolerability of lifitegrast based on occurrence of treatment-emergent adverse events (TEAEs). The safety and tolerability profile of lifitegrast in OPUS-3 was consistent with previous studies involving lifitegrast. The most commonly reported TEAEs associated with lifitegrast were instillation site irritation (18.2% vs 3.1% for placebo), dysgeusia (altered sense of taste) (12.9 vs 0.3% for placebo) and instillation site reaction (12.6% vs 5.4%) for placebo. There were no ocular serious TEAEs or drug-related serious TEAEs. Additional data and analyses will be submitted for presentation at upcoming major medical meetings and will be submitted for publication in a peer-reviewed scientific journal.

About Lifitegrast

Lifitegrast binds to the integrin lymphocyte function-associated antigen-1 (LFA-1), a cell surface protein found on leukocytes and blocks the interaction of LFA-1 with its cognate ligand intercellular adhesion molecule-1 (ICAM-1). ICAM-1 is over-expressed in corneal and conjunctival tissues in dry eye disease. LFA-1/ICAM-1 interaction contributes to formation of an immunological synapse resulting in T-cell activation and migration to target tissues. In vitro studies have demonstrated that lifitegrast inhibits T-cell adhesion to ICAM-1 expressing cells and inhibits secretion of key inflammatory cytokines (IFNγ, TNFα, IL-2) as well as inhibiting other proinflammatory cytokines: IL-1α, IL-1β, IL-2, IL-4, IL-5, and IL-13, all of which are known to be associated with dry eye disease.

About Dry Eye Disease

Dry eye is a multifactorial disease of the tears and ocular surface diagnosed by an eye care professional. It is diagnosed based on patient reported symptoms, such as eye dryness, overall eye discomfort, stinging, burning, a gritty feeling and episodes of blurred vision as well as signs, which can be objectively measured by an eye care professional to determine the presence of dry eye disease (e.g., Schirmer test, corneal fluorescein staining, conjunctival lissamine green staining, and tear break-up time). Dry eye may be exacerbated by reduced blink rate caused by computer use, environmental factors such as low humidity, wind and sunlight. Associated with inflammation that may eventually lead to damage to the surface of the eye, dry eye is an often chronic and progressive ocular disease that is one of the most common complaints to eye care professionals.

Shire’s Commitment to Ophthalmics

In May 2014, Shire established its Ophthalmics Business Unit, solidifying its commitment to growing in this therapeutic area. Shire’s multi-faceted approach to discovery, development, and delivery in both rare diseases and specialty conditions includes our efforts to address unmet needs in eye care.

Shire’s growth in ophthalmics has been driven by a combination of strategic acquisitions and organic growth. Committed to growing its reputation as a leading biotech company, Shire is focused on continuing to expand its ophthalmics portfolio to include treatment options for rare diseases and those for anterior and posterior eye conditions. In just over two years, acquisitions include Foresight Biotherapeutics, SARcode Bioscience, Premacure AB, and BIKAM Pharmaceuticals, which have helped bolster Shire’s early-, mid- and late-stage ophthalmics pipeline. The Company currently has an ophthalmics pipeline of investigational candidates in retinopathy of prematurity, autosomal dominant retinitis pigmentosa, glaucoma, and infectious conjunctivitis.

About Shire

Shire enables people with life-altering conditions to lead better lives.

Our strategy is to focus on developing and marketing innovative specialty medicines to meet significant unmet patient needs.

We focus on providing treatments in Rare Diseases, Neuroscience, Gastrointestinal and Internal Medicine and are developing treatments for symptomatic conditions treated by specialist physicians in other targeted therapeutic areas, such as Ophthalmics.

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For further information please contact:

Investor Relations
Matt Osborne	mattosborne@shire.com	+1 781 482 9502
Sarah Elton-Farr	seltonfarr@shire.com	+44 1256 894157
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Michele Galen	mgalen@shire.com	+1 781 482 1867
Gwen Fisher	gfisher@shire.com	+1 484 595 9836

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